ALLIANCE MUNICIPAL INCOME FUND,INC.			Exhibit 77C
811-04791


The Special Meeting of Shareholders of Alliance Municipal Income Fund, Inc. was held on December 28, 1999. A description of the proposal and number of shares voted at the meeting are as follows:

1. To Approve a Proposal 	Shares Voted For	Withheld Authority
   to Change a Fundamental
   Investment Policy With
   Respect to the New York
   Portfolio:  			   18,196,628		   1,743,508

   To Approve a Proposal
   To Change a Fundamental
   Investment Policy With
   With Respect to the
   California Portfolio:		   45,491,058		   3,916,003